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                                                               Exhibit 99.(a)(2)


                                 OFFER FOR CASH
                                       BY
                    FIDELITY ADVISOR EMERGING ASIA FUND, INC.
                    UP TO 760,238 ITS ISSUED AND OUTSTANDING
                          SHARES OF BENEFICIAL INTEREST


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                ON MARCH 27, 1998, UNLESS THE OFFER IS EXTENDED.

THIS ISSUER TENDER OFFER STATEMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH TOGETHER CONSTITUTE THE "OFFER") ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIDELITY ADVISOR EMERGING ASIA FUND, INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                    IMPORTANT

Any Shareholder desiring to tender all or any portion of his shares of Common Stock of the Fund should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile with his certificates for the tendered Shares if such Shareholder has been issued physical certificates, signature guarantees for all Shareholders tendering uncertificated Shares, a check or money order for an amount equal to the number of Shares which you wish to tender multiplied by $0.17, and any other required documents to the Depositary, or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

Questions and requests for assistance may be directed to the Depositary in the manner set forth on page 14 of this Offer. Requests for additional copies of this Offer and the Letter of Transmittal may also be directed to the Information Agent.

February 23, 1998




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                                TABLE OF CONTENTS

Section                                                                                                        Page
-------                                                                                                        ----

Introduction....................................................................................................  3

1.  Terms of the Offer; Termination Date........................................................................  3

2.  Acceptance for Payment and Payment for Shares; Purchase Fee.................................................  4

3.  Procedure for Tendering Shares..............................................................................  5

4.  Rights of Withdrawal........................................................................................  7

5.  Source and Amount of Funds; Effect of the Offer.............................................................  7

6.  Purpose of the Offer........................................................................................  9

7.  NAV and Market Price Range of Shares; Dividends............................................................. 10

8.  Federal Income Tax Consequences of the Offer................................................................ 10

9.  Certain Information Concerning the Fund and the Fund's Investment Manager................................... 11

10. Interest of Directors and Officers; Transactions and Arrangements Concerning the Shares..................... 12

11. Certain Legal Matters; Regulatory Approvals................................................................. 12

12. Certain Conditions of the Offer............................................................................. 12

13. Fees and Expenses........................................................................................... 13

14. Miscellaneous............................................................................................... 13

15. Contacting the Depositary and the Information Agent......................................................... 13








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



To the Shareholders of Common Stock of FIDELITY ADVISOR EMERGING ASIA FUND, INC.

INTRODUCTION:
The Fidelity Advisor Emerging Asia Fund, Inc., a Maryland corporation (the "Fund") registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company, hereby offers to purchase up to 10%, or 760,238 shares (the "Offer Amount"), of its Common Stock, par value $0.001 per share (the "Shares"), at a price per Share, net to the seller in cash, equal to the net asset value in U.S. dollars ("NAV") per share as of 5:00 p.m., New York City time, on March 27, 1998, or such later date to which the Offer is extended (the "Termination Date"), upon the terms and subject to the conditions set forth in this Issuer Tender Offer Statement and in the related Letter of Transmittal (which together constitute the "Offer"). The Fund has mailed materials to record holders on or about February 20, 1998, for the Offer.

THIS OFFER IS BEING OFFERED TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIDELITY ADVISOR EMERGING ASIA FUND, INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

As of January 30, 1998, there were outstanding 7,602,384 shares issued and outstanding, and the Net Asset Value ("NAV") per share was $10.31. The Fund does not expect that the number of shares issued and outstanding will be materially different on the Termination Date. Shareholders may contact D.F. King & Co., Inc., the Fund's Information Agent at (800) 735-3107 to obtain current NAV quotations for the Shares.

Any Shares acquired by the Fund pursuant to the Offer will become treasury Shares and will be available for issuance by the Fund without further Shareholder action (except as required by applicable law). Tendering Shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund; however, the Shareholders will be charged a Purchase Fee and may be subject to other transaction costs, as described in
Section 1.

1. TERMS OF THE OFFER; TERMINATION DATE. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 10% of the issued and outstanding Shares validly tendered on or prior to 5:00 p.m., New York City time, on March 27, 1998, or such later date to which the Offer is extended (the "Termination Date"), and not withdrawn as permitted by Section 4.

If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Termination Date, the Fund will purchase the Offer Amount on a pro rata basis, provided, however, that (i) the Fund will accept, before prorating Shares tendered by others, all Shares tendered by any Shareholder who owns, beneficially or of record, an aggregate of not more than 99 Shares and who tenders all such Shares by means of the Letter of Transmittal tendered by or on behalf of that Shareholder, and (ii) the Fund will accept, by lot, after accepting all tenders of Shares that are not tendered in the following manner, Shares tendered by any Shareholder who tenders all Shares owned by such Shareholder and who makes an election on the Letter of Transmittal to have the Fund accept (a) all or none or (b) a minimum amount or none of the Shares tendered by such Shareholder (both (a) and (b) a "Conditional Tender").

Shareholders who own 99 Shares or less and wish to tender all Shares owned beneficially or of record should consider the relative costs of tendering Shares at NAV pursuant to the Offer (the purchase fee (the "Purchase Fee") in an amount equal to the number of each Shareholder's Shares which are tendered and accepted multiplied by $0.17 and the Conditional and Odd Lot Tender Fee described below) or selling Shares at the market price with the associated transaction costs. Shareholders who own more than 99 Shares should consider the relative costs of tendering Shares at NAV pursuant to the Offer that may be subject to proration (the Purchase Fee and the Conditional and Odd Lot Tender Fee) or selling either all or a prorated number of Shares at the market price with the associated transaction costs. Such Shareholders may wish to consider tendering either all or none or a minimum number or none of their Shares as described above. Shareholders making a Conditional Tender who are tendering through a broker dealer, commercial bank, trust company or other nominee ("Nominee Holders") should consider that Nominee Holders will be charged a $30.00 processing fee by the Book-Entry Transfer Facility (the "Conditional and Odd Lot Tender Fee") at the time Shares are tendered. This processing fee may be charged to the account of tendering Shareholders by Nominee Holders, at their discretion. Book-Entry Transfer Facility fees for processing Conditional Tenders will not be paid by the Fund. The Fund's March 31, 1997 Repurchase Offer (the "Repurchase Offer"), conducted under similar terms to this Offer, resulted in the tender of 844,709.422, or 10% of the 8,447,093 shares issued and outstanding at the time of that Repurchase Offer. The Fund repurchased approximately 17.92% of the shares tendered by each tendering shareholder who participated in the Repurchase Offer and did not tender either 99 shares or less or subject to a Conditional Tender. There can be no assurance this Offer will yield similar results.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay, termination, or amendment will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Termination Date.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES; PURCHASE FEE. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date and not properly withdrawn in accordance with Section 4 as soon as practicable after the Termination Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered (i) certificates for such unpurchased Shares will be returned, without expense to the tendering Shareholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedures will be credited to the appropriate account maintained within the appropriate Book-Entry



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



Transfer Facility, (iii) uncertificated Shares held by the Fund's transfer agent pursuant to the Fund's dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent, and (iv) an amount equal to $0.17 per such unpurchased Share will be returned to the tendering Shareholder.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund's rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4.

The purchase price of the Shares will be their NAV at 5:00 p.m., New York City time, on March 27, 1998, or such later date to which the Offer is extended (the "Pricing Date"). Each Shareholder tendering pursuant to the Offer will be subject to a purchase fee in an amount equal to the number of Shares which such Shareholder wishes to tender multiplied by $0.17, but subject to change at the sole discretion of the Fund's Investment Manager, which will be paid to the Fund and is reasonably intended to compensate the Fund for expenses directly related to the Offer. Shareholders tendering through a Nominee Holder will be required to pay the Purchase Fee through their Nominee Holder and may also be subject to the Conditional and Odd Lot Tender Fee which will be deducted by the Nominee Holder. Nominee Holders will be required to pay a Purchase Fee in an amount equal to the number of Shares tendered by such Nominee Holder on behalf of its clients multiplied by $0.17. Each other Shareholder must submit a check or money order for an amount equal to the number of Shares which such Shareholder wishes to tender multiplied by $0.17 to the Depositary at the time Shares are transferred to pay the amount of the Purchase Fee. With respect to any Shares tendered but not accepted, an amount equal to $0.17 per such Share will be returned to the Shareholder or Nominee Holder tendering such Shares, as appropriate. Except for the Purchase Fee, and the Conditional and Odd Lot Tender Fee, tendering Shareholders will not be obliged to pay brokerage commissions, fees, or except in the circumstances set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund.

The Fund normally calculates the NAV of its Shares each Friday at the close of regular trading on the NYSE. On January 30, 1998, the NAV was $10.31 per Share. The Shares are listed on the NYSE. On January 30, 1998, the last sales price at the close of regular trading on the NYSE was $9.8125 per Share. Until the Termination Date, the NAV of the Fund's Shares will be available daily through the Fund's Information Agent at (800) 735-3107.

3. PROCEDURE FOR TENDERING SHARES. Shareholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Shareholder validly to tender Shares pursuant to the Offer, (a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, payment of the Purchase Fee and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on page 14 of this Offer, and (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on page 14 of this Offer, or the tendering Shareholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or (b) Shareholders must comply with the Guaranteed Delivery Procedure set forth in this Section 3, in all cases prior to the Termination Date. Those Shareholders who tender less than all of their Shares must include in the Letter of Transmittal (or facsimile thereof) a representation stating that such Shareholder is tendering less than all, but at least 20%, of the Shares owned by such Shareholder or attributed to them under Section 318 of the Internal Revenue Code (the "Code"), pursuant to the Offer. There may be tax consequences to a tendering Shareholder who tenders less than all Shares owned by such Shareholder as described in Section 8.

The Fund's transfer agent holds Shares in uncertificated form for certain Shareholders pursuant to the Fund's dividend reinvestment plan. Shareholders may tender all such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), or by a commercial bank or trust company having an office, branch or agency in the United States (each an "Eligible Institution") unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Shareholders who are



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participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Shareholders who have completed either the "Special Payment Instructions" box or the "Special Delivery Instructions" box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal for further information.

To prevent United States federal income tax backup withholding on payments made for the purchase of Shares purchased pursuant to the Offer, a Shareholder who does not otherwise establish an exemption from such backup withholding must provide the Depositary with his correct taxpayer identification number and certify that he is not subject to backup withholding by completing the Substitute Form W-9 included with the Letter of Transmittal. Foreign Shareholders who have not previously submitted a Form W-8 to the Fund must do so in order to avoid backup withholding. If the Fund's purchase of Shares were treated as a dividend rather than an exchange with respect to a tendering Shareholder, such Shareholder may be subject to backup withholding if the Internal Revenue Service so advised the Fund, or if such Shareholder failed to certify that such Shareholder is not subject to backup withholding. See
Section 8.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, the Fund's Investment Manager, the Fund's Investment Adviser, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Shares, (iii) payment for the Purchase Fee and (iv) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

BOOK-ENTRY DELIVERY PROCEDURE
The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal (or facsimile thereof), with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on page 14 of this Offer before the Termination Date, or the tendering Shareholder must comply with the Guaranteed Delivery Procedure set forth below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.



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



GUARANTEED DELIVERY PROCEDURE
If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Termination Date, Shares may be properly tendered provided that (i) such tenders are made by or through an Eligible Institution and (ii) the Depositary receives, prior to the Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram, telex or facsimile transmission) and (iii) the certificates for all tendered Shares, or confirmation of the delivery of Shares delivered into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the Termination Date (the "Guaranteed Delivery Deadline").

4. RIGHTS OF WITHDRAWAL. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date, unless the Offer is extended. After the Termination Date or the date to which the Offer is extended, whichever is later, all tenders made pursuant to the Offer are irrevocable.

To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on page 14 of this Offer. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, the Fund's Investment Manager, the Fund's Investment Adviser, the Information Agent, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be rendered by following the procedures described in Section 3 at any time prior to the Termination Date.

If the Fund is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund's rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4.

5. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER. The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on January 30, 1998, and if 10% of the outstanding Shares are purchased pursuant to the Offer, the estimated cost to the Fund would be approximately $7,838,054 million. See "Pro Forma Capitalization" table below.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash and from sales of securities in the Fund's investment portfolio or from borrowings, if deemed appropriate by the Fidelity Management & Research Company (the "Investment Manager") and Fidelity International Investment Advisors (the "Investment Adviser"), or a combination of the two.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.



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



Effect on NAV and Consideration Received by Tendering Shareholders. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the Fund's portfolio securities, and hence the Fund's NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. Because the price per Share to be paid in the Offer will be dependent upon NAV per Share as determined on the Termination Date, if such a decline continued to the Termination Date, the consideration received by tendering Shareholders would be reduced. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund's NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Shareholders and the value per Share for non-tendering Shareholders.

The Fund will sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Termination Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carryforwards) following the end of the Fund's fiscal year on October 31st. This recognition and distribution of gains, if any, would have two negative consequences: first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 31, 1997, there was unrealized depreciation of over $18 million in the Fund's portfolio as a whole, and as of October 31, 1997, there were no capital loss carryforwards that for tax purposes could offset some or all of any gains actually realized.

In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Shareholders at ordinary income rates. This could adversely affect the Fund's performance.

Tax Consequences of Repurchases to Shareholders. The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See
Section 8, "Federal Income Tax Consequences," below.

Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund would be reduced accordingly. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund, and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

Greater Percentage of Illiquid and Restricted Securities in Portfolio. As of February 10, 1998, illiquid and restricted portfolio securities, those that cannot be disposed of promptly and in the usual course of business without taking a reduced price, comprised approximately 11.5% of the Fund's total assets. To meet the cash requirements for the Offer, the Fund will be required to liquidate a substantial portion of its liquid portfolio securities. As a result, illiquid and restricted securities are likely to comprise a greater percentage of the Fund's portfolio after the Offer than is currently the case. If 10% of the Fund's Shares were tendered pursuant to the Offer, the percentage of the Fund's total assets represented by illiquid and restricted securities after the conclusion of the Offer could be as high as approximately 12.8%.

Possible Proration. If greater than 10% of the Fund's Shares are tendered pursuant to the Offer, the Fund would be required to purchase Shares tendered on a pro rata basis, subject to certain exceptions described in Section 1. Accordingly, Shareholders cannot be assured that all of their tendered Shares will be repurchased.

Pro Forma Affects on Capitalization. The following table sets forth the net assets of the Fund as of December 31, 1998, adjusted to give effect to the Offer (excluding expenses and the Purchase Fee), and assuming the Fund repurchases 10% of its outstanding Shares:

                          PRO FORMA CAPITALIZATION(1)

                                                                          Adjustment for
                                                As of January 30,       Purchase at $10.31          Pro Forma As
                                                      1998                 Per Share(2)               Adjusted
                                                -----------------       -------------------        --------------
Total net assets.....................            $78,344,479.79             7,838,053.78           $70,506,426.01
Shares outstanding...................                 7,602,384                  760,238                6,842,146
NAV per Share(3)                                 $        10.31            $       10.31           $        10.31

------------------
(1) This table assumes purchase by the Fund of 760,238 Shares, equal to 10% of the Fund's outstanding Shares.

(2) This amount represents the Fund's NAV per Share as determined on January 30, 1998. Shares tendered pursuant to the Offer will be purchased at NAV on the Pricing Date, which may be more or less than $10.31 per Share, and the pro forma NAV per Share also may be more or less.

(3) The NAV per Share of the Fund is normally determined each Friday that the NYSE is open, as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of Shares outstanding.

6. PURPOSE OF THE OFFER. At the Fund's inception, the Board of Directors recognized the possibility that the Fund's Shares might trade at a discount to the NAV and determined that it would be in the best interests of Shareholders to attempt to reduce or eliminate that discount. As stated in the Fund's Prospectus, dated March 31, 1994 (the "Prospectus"), the Board determined that annual tender offers for shares of the Fund's common stock might help reduce any market discount that may develop, and committed to the Fund to conduct an annual tender offer beginning in 1997 for up to 10% of the Fund's issued and outstanding Shares, if, for a twelve-week period preceding the tender offer the Fund's average share price was below $15 and the average share price represented a discount to NAV of 10% or more calculated on the last trading day of each of the twelve weeks. Those conditions have been met and the Board has determined to effect this Offer under Section 13e-4 of the Exchange Act.

Any Shares acquired by the Fund pursuant to the Offer will become treasury Shares and will be available for issuance by the Fund without further Shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS NOR THE INVESTMENT MANAGER NOR THE INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.

7. NAV AND MARKET PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years, the High and Low NAV, and High, Low and Closing (as of 5:00 p.m. on the last day of each of the Fund's fiscal quarters) Market Price, per Share were as follows:

Fiscal Quarter Ended                        NAV                                         Market Price
--------------------                        ---                                         ------------
                              High          Low         Close                  High          Low          Close
                             ------       ------       ------                -------       -------       -------
April 30, 1996               $16.59       $14.91       $16.55                $14.750       $13.250       $14.375
July 31, 1996                $16.72       $15.40       $15.49                $14.500       $13.125       $13.250
October 31, 1996             $16.29       $15.68       $15.94                $14.125       $13.375       $13.750
January 31, 1996             $17.32       $15.97       $16.86                $15.000       $13.750       $14.625
April 30, 1997               $17.05       $15.76       $15.92                $14.475       $13.375       $13.375
July 31, 1997                $17.90       $15.92       $17.90                $14.875       $13.375       $14.375
October 31, 1997             $17.86       $10.92       $11.59                $14.313       $ 9.500       $ 9.750
January 30, 1998             $12.27       $ 8.44       $10.31                $10.563       $ 7.750       $ 9.813


IT IS ANTICIPATED THAT NO CASH DIVIDEND WILL BE DECLARED BY THE BOARD OF DIRECTORS WITH A RECORD DATE OCCURRING BEFORE THE EXPIRATION OF THE OFFER AND THAT, ACCORDINGLY, HOLDERS OF SHARES PURCHASED PURSUANT TO THE OFFER WILL NOT RECEIVE ANY SUCH DIVIDEND WITH RESPECT TO SUCH SHARES. THE AMOUNT AND FREQUENCY OF DIVIDENDS IN THE FUTURE WILL DEPEND ON CIRCUMSTANCES EXISTING AT THAT TIME.

8. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. The tender offer plan described in the Prospectus contemplates that a Shareholder wishing to accept the tender offer must tender all (but not less than all) of the Shares owned by such Shareholder or attributed to it under Section 318 of the Code, unless the Fund has received a ruling from the Internal Revenue Service, or an opinion of counsel, that a tender of less than all of a Shareholder's Shares will not cause non-tendering Shareholders to realize constructive distributions on their Shares. Based on the assumption that a Shareholder wishing to accept the Offer will be required to tender at least 20% of the Shares owned by such Shareholder or attributed to them under Section 318 of the Code, it is the opinion of Roger & Wells, tax counsel to the Fund, that Shareholders who do not tender Shares will not realize constructive distributions on their Shares as a result of the participation by other Shareholders in the Offer. Each Shareholder who tenders at least 20% of the shares of common stock owned by such Shareholder or attributed to it under Section 318 of the Code, that is held by such Shareholder as a capital asset, will realize capital gain or loss on the tender equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Shareholder's adjusted basis in such Shares, if such Shareholder's proportionate interest in the common stock of the Fund, including stock attributed to the Shareholder under Section 318 of the Code, is reduced as a result of such tender. No opinion, however, has been rendered with respect to any Shareholder tendering common stock in the Fund whose proportionate interest in the common stock of the Fund, including stock attributed under Section 318 of the Code, immediately after the tender is 5% or more. Such Shareholders are advised to consult their own tax advisers with respect to the specific tax consequences to them of participation in the Offer.

         In the unlikely event that a tendering Shareholder's proportionate interest in the common stock of the Fund, including stock attributed to the Shareholder under Section 318 of the Code, is not reduced as a result of the tender, such Shareholder will be deemed to receive a distribution from the Fund equal to the amount of the price paid by the Fund for the Shares purchased in the Offer. Such deemed distribution will be treated as a dividend to the extent of the Fund's current and accumulated earnings and profits. To the extent that such deemed distribution exceeds the Fund's current and accumulated earnings and profits, it will reduce the tendering Shareholder's adjusted basis in its Shares. The amount by which such deemed distribution (not treated as a dividend) exceeds the Shareholder's adjusted basis will be a capital gain in the hands of the shareholder.

         Foreign Shareholders. Any payments to a tendering Shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation that does not hold his, her or its shares in connection with a trade or business conducted in the United States (a "foreign Shareholder") that are treated as dividends for U.S. Federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering foreign Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. Federal income tax on such gain, unless the shareholder is an individual who is physically present in the United States for 183 days or more and certain other conditions are satisfied. Such persons are advised to consult their own tax advisers. Special rules may apply in the case of foreign Shareholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the United States or (iii) that are "controlled foreign corporations", "foreign personal holding companies', corporations that accumulate earnings to avoid U.S. Federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax advisers.

         Backup Withholding. The Fund generally will be required to withhold tax at the rate of 31% ("backup withholding") from any payment to a tendering Shareholder that is an individual (or certain other non-corporate person) if the Shareholder fails to provide to the Fund its correct taxpayer identification number. If the payment by the Fund to any such Shareholder is treated as a dividend rather than an exchange, backup withholding also will be required with respect to that payment if the Internal Revenue Service advises the Fund that the shareholder is subject to backup withholding for prior underreporting of reportable interest or dividend payments or if the Shareholder fails to certify that it is not subject thereto. A foreign Shareholder generally will be able to avoid backup withholding with respect to payments by the Fund that are treated as made in exchange for tendered Shares only if it furnishes to the Fund a duly completed Form W-8, signed under penalty of perjury, stating that it (1) is neither a citizen nor a resident of the United States, (2) has not been and reasonably does not expect to be present in the United States for a period aggregating 183 days or more during the calendar year, and (3) reasonably expects not to be engaged in a trade or business within the United States to which the gain on sale of the Shares would be effectively connected. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Shareholder's U.S. Federal income tax liability.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS A SUMMARY INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO IT OF PARTICIPATION IN THE FUND, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

9. CERTAIN INFORMATION CONCERNING THE FUND AND THE FUND'S INVESTMENT MANAGER. The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public on March 25, 1994. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Shareholder and does not continuously offer its Shares for sale to the public. The Fund's investment objective is long-term capital appreciation by investing primarily in equity and debt securities of Asian Emerging Market Issuers.

Fidelity Management & Research Company ("FMR") has been the investment manager for the Fund since its inception. FMR is a wholly-owned subsidiary of FMR Corp. FMR Corp. was established in Boston, Massachusetts in 1972 and maintains offices at 82 Devonshire Street, Boston, Massachusetts, 02109. Fidelity Investments is the nation's largest mutual fund company and one of the leading providers of financial services. Fidelity Investments offers investment management, retirement, brokerage, and shareholder services directly to individuals and institutions, and through financial intermediaries. The firm also is the No. 1 provider of 401(k) retirement savings plans, the second largest discount brokerage firm and the third largest provider of 403(b) retirement plans for not-for-profit institutions in the United States. As of December 31, 1997, Fidelity Investments had total managed assets of $606.7 billion.

Exhibit A to this Offer contains the Fund's audited financial statements for the fiscal year ended October 31, 1997.

The Fund is subject to the information and reporting requirements of the Investment Company Act of 1940 and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission. Such reports and other information should be available for inspection at the public reference room at the Commission's office 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the Commission: Northwestern Atrium

Center, 500 West Madison Street, Suite 1400, Chicago, Illinois; 7 World Trade Center, New York, New York. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

10. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES. Neither the Fund nor any subsidiary of the Fund nor, to the best of the Fund's knowledge, any of the Fund's officers or directors, or associates of any of the foregoing, has effected any transaction in Shares during the past 40 business days. Except as set forth in this Offer, neither the Fund, nor, to the best of the Fund's knowledge, any of the Fund's officers or directors, nor any of the officers or directors of any of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund's business. The Fund's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 12.

12. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (1) such transactions, if consummated, would
(a) result in delisting of the Fund's Common Stock from the NYSE (the NYSE having advised the Fund that it would consider delisting if the aggregate market value of the Fund's outstanding shares is less than $5,000,000, the number of publicity held shares of Common Stock falls below 600,000 or the number of roundlot holders falls below 1,200) or (b) impair the Fund's status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); (2) the amount of shares of Common Stock tendered would require liquidation of such a substantial portion of the Fund's securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the net asset value of the Fund to the detriment of non-tendering shareholders; (3) there is any (a) in the Board of Directors' judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the NASDAQ National Market System, (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (f) in the Board of Directors' judgment, other event or condition which would have a material adverse effect on the Fund or its shareholders if tendered Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its shareholders.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Fund will provide notice to Shareholders of such suspension or postponement.

13. FEES AND EXPENSES. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer or any Conditional and Odd Lot Tender Fee. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained State Street Bank and Trust Company to act as Depositary and D.F. King & Co., Inc., to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities.

14. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

15. CONTACTING THE DEPOSITARY AND THE INFORMATION AGENT. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Shareholder of the Fund or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below. Facsimile copies of the Letter of Transmittal will be accepted.

                                                                       EXHIBIT A


To the Shareholders and Board of Directors of Fidelity Advisor Emerging Asia Fund, Inc.:

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Fidelity Advisor Emerging Asia Fund, Inc. at October 31, 1997, the results of its operations for the year then ended, and the changes in its net assets and the financial highlights for the periods indicated, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fidelity Advisor Emerging Asia Fund, Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 1997 by correspondence with the custodian and the application of alternative auditing procedures where securities purchased were not yet received by the custodian, provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Boston, Massachusetts
December 8, 1997

                              FINANCIAL HIGHLIGHTS

                                                                 YEARS ENDED OCTOBER 31,
                                                 -------------------------------------------------------
                                                   1997            1996           1995            1994(E)
                                                 -------         --------       --------        --------
SELECTED PER-SHARE DATA

Net asset value, beginning of period             $ 15.94         $  13.94       $  16.01        $  14.10
                                                 -------         --------       --------        --------
Income from Investment operations
   Net investment income(D)                          .01              .01            .01             .03
   Net realized and unrealized gain (loss)         (3.94)            2.05          (1.83)           1.97
                                                 -------         --------       --------        --------

   Total from investment operations                (3.93)            2.06          (1.82)           2.00
                                                 -------         --------       --------        --------

Less Distributions
   From net investment income                       (.01)            (.01)          (.04)             --
   In excess of net investment income                 --             (.05)          (.09)             --
   From net realized gain                           (.41)              --           (.10)             --
   In excess of net realized gain                     --               --           (.02)             --
                                                 -------         --------       --------        --------

   Total distributions                              (.42)            (.06)          (.25)             --
                                                 -------         --------       --------        --------

Antidilution resulting from  additional
   offering of shares                                 --               --             --             .02
                                                 -------         --------       --------        --------
Offering expenses                                     --               --             --            (.11)
                                                 -------         --------       --------        --------

Net asset value, end of period                   $ 11.59(K)      $  15.94       $  13.94        $  16.01
                                                 =======         ========       ========        ========

Market value, end of period                      $ 9.750         $ 13.750       $ 11.875        $ 15.125
                                                 =======         ========       ========        ========

TOTAL RETURN(B)
   Market value(I)                                (27.08)%          16.26%        (19.94)%(L)       0.83%(H)
   Net asset value(C), (M)                        (25.23)%          14.81%        (11.21)%(L)      13.39%(J)

RATIOS AND SUPPLEMENTAL DATA

Net assets, end of period (000 omitted)          $88,102         $134,614       $117,754        $135,273
Ratio of expenses to average net assets             1.72%            1.63%          1.68%           1.70%(A)
Ratio of expenses to average net assets after
   expense reductions                               1.71%(F)         1.63%          1.68%           1.70%(A)
Ratio of net investment income to average net
   assets                                            .03%             .09%           .08%            .29%(A)
Portfolio turnover rate                               55%              63%            69%             70%(A)
Average commission rate(G)                       $ .0091         $  .0134             --              --


(A) Annualized.
(B) Total returns for periods of less than one year are not annualized.
(C) The total net asset value returns would have been lower had certain expenses not been reduced during the periods shown (see Note 5 of Notes to Financial Statements).
(D) Net investment income per share has been calculated based on average shares outstanding during the period.
(E) For the period March 25, 1994 (commencement of operations) to October 31, 1994.
(F) FMR or the fund has entered into varying arrangements with third parties who either paid or reduced a portion of the fund's expenses (see Note 5 of Notes to Financial Statements).
(G) For fiscal years beginning on or after September 1, 1995, a fund is required to disclose its average commission rate per share for security trades on which commissions are charged. This amount may vary from period to period and fund to fund depending on the mix of trades executed in various markets where trading practices and commission rate structures may differ.
(H) Total market value return includes one time sales load of 6% paid in connection with the initial public offering.
(I) Total market value return reflects the effect of changes in the fund's market value and assumes dividends and capital gains distributions, if any, were reinvested.
(J) Total net asset value return does not include the effect of antidilution or sales loads.
(K) The fund incurred expenses of $.01 per share in connection with its repurchase offer which were offset by redemption fees collected as part of the repurchase offer.
(L) The total returns include the effect of a correction to dividend reinvestment methodology.
(M) Total net asset value returns reflect the effects of changes in the fund's net asset value and assumes dividends and capital gains distributions, if any, were reinvested. This percentage is not an indication of the performance of a shareholders' investment in the fund based on market value due to differences between the market price of the stock and the net asset value of the fund.

                       STATEMENT OF ASSET AND LIABILITIES

                                                                OCTOBER 31, 1997

ASSETS

Investment in securities, at value (cost $104,532,707) --
   See accompanying schedule                                      $ 86,581,874
Foreign currency held at value New Taiwan dollars
   (cost $104,158)                                                     104,094
Receivable for investments sold                                      1,877,919
Dividends receivable                                                    78,407
Interest receivable                                                     30,885
Deferred organizational expenses                                        51,000
                                                                  ------------

   TOTAL ASSETS                                                   $ 88,724,179

LIABILITIES
Payable for investments purchased                                 $    212,093
Accrued management fee                                                 108,872
Other payables and accrued expenses                                    301,568
                                                                  ------------

   TOTAL LIABILITIES                                                   622,533
                                                                  ------------

NET ASSETS                                                        $ 88,101,646
                                                                  ============
Net Assets consists of:
Paid in capital                                                   $104,780,441
Undistributed net investment income                                    314,886
Accumulated undistributed net realized gain (loss) on
   investment and foreign currency transactions                        960,172
Net unrealized appreciation (depreciation) on investments
   and assets and liabilities in foreign currencies                (17,953,853)
                                                                  ------------

NET ASSETS, for 7,602,384 shares outstanding                      $ 88,101,646
                                                                  ============

NET ASSET VALUE ($88,101,646 (division sign) 7,602,384 shares)    $      11.59
                                                                  ============

                             STATEMENT OF OPERATIONS

                                                              YEAR ENDED OCTOBER 31, 1997
                                                           ---------------------------------
INVESTMENT INCOME
Dividends                                                                       $  2,478,119
Interest                                                                             266,519
                                                                                ------------
                                                                                   2,744,638
Less foreign taxes withheld                                                         (464,541)
                                                                                ------------

   TOTAL INCOME                                                                    2,280,097

EXPENSES
Management fee
Basic fee                                                  $  1,307,602
Performance adjustment                                          201,280
Transfer agent fees                                              14,766
Administrative fees and expenses                                261,284
Directors' compensation                                          67,685
Custodian fees and expenses                                     268,980
Audit                                                            69,026
Legal                                                             9,750
Amortization of organization expenses                            38,250
Miscellaneous                                                     9,856
                                                           ------------
   Total expenses before reductions                           2,248,479

   Expenses reductions                                          (12,118)           2,236,361
                                                           ------------         ------------

NET INVESTMENT INCOME                                                                 43,736
                                                                                ------------
REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss) on:
   Investment securities                                      1,932,157
   Foreign currency transactions                               (152,661)           1,779,496
                                                           ------------

Change in net unrealized appreciation (depreciation) on:
   Investment securities                                    (31,388,648)
   Assets and liabilities in foreign currencies                  (2,139)         (31,390,787)
                                                           ------------         ------------

NET GAIN (LOSS)                                                                  (29,611,291)
                                                                                ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
   FROM OPERATIONS                                                              $(29,567,555)
                                                                                ============

                       STATEMENT OF CHANGES IN NET ASSETS

                                                            YEAR ENDED           YEAR ENDED
                                                         OCTOBER 31, 1997     OCTOBER 31, 1996
                                                         ----------------     ----------------
INCREASE (DECREASE) IN NET ASSETS
Operations
   Net investment income                                   $     43,736         $    112,027
   Net realized gain (loss)                                   1,779,496            5,845,507
   Change in net unrealized appreciation (depreciation)     (31,390,787)          11,409,848
                                                           ------------         ------------

   NET INCREASE (DECREASE) IN NET ASSETS RESULTING
      FROM OPERATIONS                                       (29,567,555)          17,367,382
                                                           ------------         ------------

   Distributions to shareholders
      From net investment income                                (43,736)            (112,027)
      In excess of net investment income                        (40,735)            (394,799)
      From net realized gain                                 (3,463,408)                  --
                                                           ------------         ------------

      TOTAL DISTRIBUTIONS                                    (3,547,779)            (506,826)
                                                           ------------         ------------

Share transactions
   Common stock repurchased                                 (13,397,085)                  --
                                                           ------------
   Repurchase offer expenses                                   (113,869)                  --
   Redemption fees added to paid in capital                     113,869                   --
                                                           ------------         ------------
   Cost of shares repurchased                               (13,397,085                   --
                                                                                ------------

      TOTAL INCREASE (DECREASE) IN NET ASSETS               (46,512,419)          16,860,556

NET ASSETS
   Beginning of period                                      134,614,065          117,753,509
                                                           ------------         ------------
   End of period (including under (over) distribution
      of net investment income of $314,886 and
      $(404,110), respectively)                            $ 88,101,646         $134,614,065
                                                           ============         ============

OTHER INFORMATION
Shares repurchased                                             (844,709)                  --
                                                           ============         ============

                          NOTES TO FINANCIAL STATEMENTS

                      For the period ended October 31, 1997


1.       SIGNIFICANT ACCOUNTING POLICIES.

         Fidelity Advisor Emerging Asia Fund, Inc. (the fund), a Maryland corporation, is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a nondiversified closed-end management investment company.

         There are 100,000,000 shares of $.001 par value common stock authorized. During the first calendar quarter of each year, the Board of Directors of the fund may, under certain circumstances, conduct a repurchase or tender offer to repurchase a maximum of ten percent of the fund's outstanding shares of common stock at a price equal to the net asset value per share at the time of repurchase.

         In April 1997, the fund completed a repurchase offer for ten percent of the fund's outstanding shares. The repurchase offer resulted in the repurchase of 844,709 shares of the fund's common stock at a net asset value of $15.86 per share. Such shares are included as authorized but unissued shares of the fund.

         The financial statements have been prepared in conformity with generally accepted accounting principles which permit management to make certain estimates and assumptions at the date of the financial statements. The following summarizes the significant accounting policies of the fund:

         SECURITY VALUATION. Securities for which quotations are readily available are valued at the last sale price, or if no sale price, at the closing bid price in the principal market in which such securities are normally traded. If events which are expected to materially affect the value of securities occur after the close of a principal market in which those securities are traded, then those securities are valued at their fair value as determined in good faith under consistently applied procedures under the general supervision of the Board of Directors ("fair value"). Securities (including restricted securities) for which quotations are not readily available are valued primarily using dealer-supplied valuations or at their fair value as determined in good faith under consistently applied procedures under the general supervision of the Board of Directors. Short-term securities with remaining maturities of sixty days or less for which quotations are not readily available are valued at amortized cost or original cost plus accrued interest, both of which approximate current value. Equity securities that have reached the limit for aggregate foreign ownership may trade at a premium to the local share price. If the broker-quoted premium is not readily available as a result of limited share activity, the securities are valued at the last sale price of the local share in the principal market in which such securities are normally traded.

         FOREIGN CURRENCY TRANSLATION. The accounting records of the fund are maintained in U.S. dollars. Investment securities and other assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the prevailing rates of exchange at period end. Income receipts and expense payments are translated into U.S. dollars at the prevailing exchange rate on the respective dates of the transactions. Purchases and sales of securities are translated into U.S. dollars at the contractual currency exchange rates established at the time of each trade.

         Net realized gains and losses on foreign currency transactions represent net gains and losses from sales and maturities of foreign currency contracts, disposition of foreign currencies, and the difference between the amount of net investment income accrued and the U.S. dollar amount actually received. The effects of changes in foreign currency exchange rates on investments in securities are included with the net realized and unrealized gain or loss on investment securities.

         INCOME TAXES. As a qualified regulated investment company under Subchapter M of the Internal Revenue Code, the fund is not subject to U.S. federal income taxes to the extent that it distributes substantially all of its taxable income for its fiscal year. The fund may be subject to foreign taxes on income and gains on investments which are accrued based upon the fund's understanding of the tax rules and regulations that exist in the markets in which it invests. The fund accrues such taxes as applicable. The schedule of investments includes information regarding income taxes under the caption "Income Tax Information."

         INVESTMENT INCOME. Dividend income is recorded on the ex-dividend date, except certain dividends from foreign securities where the ex-dividend date may have passed, are recorded as soon as the fund is informed of the ex-dividend date. Non-cash dividends included in dividend income, if any, are recorded at the fair market value of the securities received. Interest income is accrued as earned. Investment income is recorded net of foreign taxes withheld where recovery of such taxes is uncertain.

         EXPENSES. The fund incurred organization expenses in connection with its initial issuance of shares. The organization expenses of $191,250 are being amortized on a straight-line basis for a five-year period beginning at the commencement of operations of the fund.

         In addition, the fund incurred expenses in connection with its repurchase offer of approximately $114,000 which were paid by the fund and charged to paid in capital. All of these expenses were offset by redemption fees collected as a part of the repurchase offer and were accounted for as an addition to paid in capital.

         DISTRIBUTIONS TO SHAREHOLDERS. Distributions are recorded on the ex-dividend date. Certain foreign currency gains (losses) are taxable as ordinary income and, therefore, increase (decrease) taxable ordinary income available for distribution.

         Pursuant to the fund's Dividend Reinvestment and Cash Purchase Plan (the Plan), shareholders may elect to have all distributions automatically reinvested in fund shares. Shareholders who do not participate in the Plan will receive all distributions in cash paid by check in U.S. dollars. If the market price per share on the valuation date equals or exceeds net asset value per share on that date, the fund will issue new shares to participants at net asset value. If the net asset value is less than 95% of the market price on valuation date, then shares will be issued at 95% of the market price. The valuation date will be the dividend or distribution payment date or, if that date is not a New York Stock Exchange trading date, the next preceding trading date. If the net asset value exceeds the market price of the fund shares at such time, the Plan Agent will purchase shares of stock valued at market price on the valuation date.

         Income and capital gain distributions are determined in accordance with income tax regulations which may differ from generally accepted accounting principles. These differences, which may result in distribution reclassifications, are primarily due to differing treatments for foreign currency transactions, passive foreign investment companies (PFIC) and losses deferred due to wash sales.

         Permanent book and tax basis differences relating to shareholder distributions will result in reclassifications to paid in capital. Undistributed net investment income and accumulated undistributed net realized gain (loss) on investments and foreign currency transactions may include temporary book and tax basis differences that will reverse in a subsequent period. Any taxable income or gain remaining at fiscal year end is distributed in the following year.

         SECURITY TRANSACTIONS. Security transactions are accounted for as of trade date. Gains and losses on securities sold are determined on the basis of identified cost. The fund invests in new securities offered by some foreign companies by making applications in the public offering. Either all, or a portion, of the issue price is paid at the time of the application and recorded as application money for new issues. Upon allotment, this amount, plus the remaining amount of issue price, is recorded as cost of investments.

2.       OPERATING POLICIES

         FOREIGN CURRENCY CONTRACTS. The fund generally uses foreign currency contracts to facilitate transactions in foreign-denominated securities. Losses may arise from changes in the value of the foreign currency or if the counterparties do not perform under the contracts' terms. The U.S. dollar value of foreign currency contracts is determined using contractual currency exchange rates established at the time of each trade. The cost of the foreign currency contracts is included in the cost basis of the associated investment.

         JOINT TRADING ACCOUNT. Pursuant to an Exemptive Order issued by the Securities and Exchange Commission (the SEC), the fund, along with other affiliated entities of Fidelity Management & Research Company (FMR), may transfer uninvested cash balances into one or more joint trading accounts. These balances are invested in one or more repurchase agreements for U.S. Treasury or Federal Agency obligations.

         REPURCHASE AGREEMENTS. The underlying U.S. Treasury or Federal Agency securities are transferred to an account of the fund, or to the Joint Trading Account, at a bank custodian. The securities are marked-to-market daily and maintained at a value at least equal to the principal amount of the repurchase agreement (including accrued interest). FMR, the fund's investment adviser, is responsible for determining that the value of the underlying securities remains in accordance with the market value requirements stated above.

         TAXABLE CENTRAL CASH FUND. Pursuant to an Exemptive Order issued by the SEC, the fund may invest in the Taxable Central Cash Fund (the Cash Fund) managed by FMR Texas, Inc., an affiliate of FMR. The Cash Fund is an open-end money market fund available only to investment companies and other accounts managed by FMR and its affiliates. The Cash Fund seeks preservation of capital, liquidity, and current income by investing in U.S. Treasury securities and repurchase agreements for these securities. Income distributions from the Cash Fund are declared daily and paid monthly from net interest income. Income distributions received by the fund are recorded as interest income in the accompanying financial statements.

         RESTRICTED SECURITIES. The fund is permitted to invest in securities that are subject to legal or contractual restrictions on resale. These securities generally may be resold in transactions exempt from registration or to the public if the securities are registered. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at an acceptable price may be difficult. At the end of the period, the fund had no investments in restricted securities (excluding 144A issues).

3.       PURCHASES AND SALES OF INVESTMENTS.

         Purchases and sales of securities, other than short-term securities, aggregated $68,711,005 and $87,892,090, respectively.

4.       FEES AND OTHER TRANSACTIONS WITH AFFILIATES.

         MANAGEMENT FEE. As the fund's investment manager, FMR receives a fee that is computed daily at an annual rate of 1.00% of the fund's average net assets. The fee is subject to a performance adjustment (up to a maximum of .25% of the fund's average net assets over the performance period) based on the fund's investment performance as compared to the appropriate index over a specified period of time. For the period, the management fee was equivalent to an annual rate of 1.16% of average net assets after the performance adjustment.

         FMR and the fund entered into an investment advisory agreement with Fidelity International Investment Advisors (FIIA), an affiliate of FMR, pursuant to which FIIA is responsible for the management of the fund's portfolio in accordance with the fund's investment policies and for making decisions to buy or sell securities. FMR pays FIIA a portion of its management fee, including any performance adjustment.

         SUB-ADVISER FEE. FIIA, on behalf of the fund, has entered into a sub-advisory agreement with Fidelity Investments Japan Limited (FIJ), an affiliate of FMR, to provide advisory services concerning fund assets invested in Japanese and other securities. FIIA pays FIJ a portion of its fee based on the assets managed by FIJ.

         ADMINISTRATIVE FEE. Fidelity International Limited (FIL), an affiliate of FMR, has entered into a fund Management Agreement with the fund to provide, or arrange to provide, administrative services to the fund including maintaining the fund's accounting records. As the fund's administrative manager, FIL receives a monthly fee at an annual rate of .20% of the fund's average net assets. FIL has contracted all of these services to Fidelity Service Co., a division of FMR.

5.       EXPENSE REDUCTIONS.

         FMR has directed certain portfolio trades to brokers who paid a portion of the fund's expenses. For the period, the fund's expenses were reduced by $11,692 under this arrangement.

         In addition, the fund has entered into an arrangement with its custodian whereby credits realized as a result of uninvested cash balances were used to reduce a portion of the fund's expenses. During the period, the fund's custodian fees were reduced by $426 under this arrangement.

INVESTMENTS OCTOBER 31, 1997

                                                                                     SHARES         VALUE (NOTE 1)
                                                                                     ------         --------------
 HONG KONG - 37.6%
 Cheung Kong Holdings Ltd.                                                            574,000         $ 3,991,268
 China Light & Power Co. Ltd.                                                         574,000           3,022,225
 China Telecom Ltd. (a)                                                               160,000             255,627
 China Resources Enterprise Ltd.                                                      190,000             521,087
 Citic Pacific Ltd. Ord.                                                              104,000             497,801
 Dairy Farm International Holdings Ltd. (SG)                                          360,000             284,400
 Dah Sing Financial Holdings Ltd.                                                     139,600             350,354
 Great Eagle Holdings Ltd.                                                            119,695             182,717
 Hang Seng Bank Ltd.                                                                  402,700           3,503,438
 Hong Kong & China Gas Co. Ltd.                                                     1,287,714           2,432,164
 Hong Kong Telecommunications Ltd.                                                  2,163,772           4,151,738
 Hutchison Whampoa Ltd. Ord.                                                          644,000           4,457,180
 JCG Holdings Ltd.                                                                  1,220,000             540,556
 Jardine Matheson Holdings Ltd. Ord.                                                  131,000             838,400
 National Mutual Asia Ltd.                                                            752,000             680,983
 New World Development Co. Ltd.                                                       390,609           1,374,459
 Sime Darby Hongkong Ltd.                                                             128,000              91,074
 Smartone Telecommunications Holdings Ltd.                                             76,000             167,141
 Sun Hung Kai Properties Ltd.                                                         390,000           2,875,809
 Swire Pacific Ltd. Class A                                                           231,000           1,234,191
 Television Broadcast Ltd. Ord.                                                       155,000             431,113
 Wing Hang Bank Ltd.                                                                  203,400             523,630
 Yue Yuen Industrial Holdings Ltd.                                                     66,000             144,295
                                                                                                      -----------
                                                                                                       32,551,650
                                                                                                      -----------
 INDIA - 10.4%
 Bharat Petroleum Corp. Ltd.                                                           36,000             431,802
 Bajaj Auto Ltd.                                                                       12,825             204,194
 Digital Equipment Ltd. (a)                                                            63,000             306,768
 East India Hotels Ltd. (a)                                                            24,300             261,384
 Hindustan Lever Ltd.                                                                  44,605           1,537,567
 Hindustan Petroleum Corp. Ltd.                                                        33,300             437,435
 Housing Development Finance Corp. Ltd.                                                 8,098             682,705
 ITC Ltd.                                                                              63,000             974,030
 Industrial Credit & Investments Corp. Ltd.                                           142,470             345,887
 Mahindra & Mahindra Ltd. (a)                                                          45,000             447,524
 Mahanagar Telephone Nigam Ltd.                                                       151,400           1,054,802
 Procter & Gamble India Ltd. (a)                                                        9,000             194,608
 Reliance Industries Ltd.                                                              58,500             303,363
 Reliance Industries Ltd. (New)                                                        58,500             298,133
 State Bank of India                                                                  100,755             728,984
 Tata Engineering & Locomotive Ltd.                                                    48,900             428,464
 Videsh Sanchar Nigam Ltd.                                                             15,000             371,389
                                                                                                      -----------
                                                                                                        9,009,039
                                                                                                      -----------
 INDONESIA - 4.3%
 Astra International PT                                                               205,000             152,327
 Gulf Indonesia Resources Ltd.                                                         12,200             256,200
 Intikeramik Alamasri Industries TBK PT (a)                                           650,000             162,500
 Lippo Securities PT (a)                                                            1,752,000             182,500
 London Sumatra PT                                                                    168,000             180,833
 PT Bank PAN Indonesia (For. Reg.)                                                    418,000              92,889


See accompanying notes which are an integral part of the financial statements.

                                                                                     SHARES         VALUE (NOTE 1)
                                                                                     ------         --------------
 PT Daya Guma Samudera TBK                                                            114,500         $   147,896
 PT Indosat Class B                                                                   115,500             260,677
 PT Gudang Garam                                                                      186,000             527,000
 PT Telkom                                                                          1,869,000           1,739,210
                                                                                                      -----------
                                                                                                        3,702,032
                                                                                                      -----------
 KOREA (SOUTH) - 3.1%
 Korea Electric Power Corp.                                                            54,300             770,891
 Lg Electronics, Inc.                                                                  11,000             148,186
 Lg Semicon Co. Ltd. (a)                                                                4,000              65,907
 Medison Co. Ltd.                                                                       4,030             248,064
 Pohang Iron & Steel Co. Ltd.                                                           3,860             169,200
 SK Telecom Ltd.                                                                          401             123,832
 Samsung Electronics Co. Ltd. (vtg.)                                                   12,848             504,600
 1S1 Corp.                                                                              1,027             122,389
 Shin Sung Engineering Co.                                                              4,302             187,237
 Shinhan Bank                                                                          19,884             152,478
 Samsung Fire & Marine Insurance                                                          810             214,041
                                                                                                      -----------
                                                                                                        2,706,825
                                                                                                      -----------
 MALAYSIA - 10.3%
 Amway Holding BHD                                                                     88,000             173,373
 Berjaya Sports Toto BHD                                                              202,000             548,716
 Carlsberg Brewery BHD                                                                 55,500             198,806
 EON (Edaran Otomobil Nasional) BHD                                                   130,000             407,463
 Kuala Lumpur Kepong BHD Ord.                                                         220,000             525,373
 Magnum Corp. BHD                                                                      60,000              46,746
 Malaysia International Shipping BHD (For. Reg.) (a)                                  309,000             516,537
 Malakoff  BHD                                                                         97,000             231,642
 Malaysian Pacific Industries Ord.                                                    160,000             496,716
 Malayan Banking BHD                                                                  141,000             542,955
 Puncak Niaga Holdings BHD (a)                                                        300,000             352,836
 Petronas Dagangan BHD (a)                                                             81,000             112,675
 Petronas Gas BHD                                                                     200,000             537,313
 Public Bank BHD (For. Reg.)                                                           45,000              28,075
 RJ Reynolds BHD                                                                       61,000              93,776
 Resorts World BHD                                                                    116,000             206,030
 Rothmans of Pall Mall Malaysia BHD                                                   137,000           1,093,955
 Tenega Nasional BHD                                                                  563,000           1,210,030
 Telekom Malaysia BHD                                                                 482,000           1,244,567
 United Engineers BHD                                                                  97,000             228,746
 YTL Corp BHD, Class A (a)                                                             75,750              80,951
                                                                                                      -----------
                                                                                                        8,877,281
                                                                                                      -----------
 PAKISTAN - 0.0%
 Askari Commercial Bank (a)                                                                63                  42
 DG Kahn Cement Ltd. (a)                                                                  110                  26
 Pak Electron Ltd. (a)                                                                     55                   8
 Sui Southern Gas Pipelines Ltd. (a)                                                    2,018               1,357
                                                                                                      -----------
                                                                                                            1,433
                                                                                                      -----------


See accompanying notes which are an integral part of the financial statements.

                                                                                     SHARES         VALUE (NOTE 1)
                                                                                     ------         --------------
 PHILIPPINES - 1.3%
 Benpress Holdings Corp. GDR (a)                                                       58,580            $212,060
 Manila Electric Co. Class B                                                           86,120             263,483
 Philippine Long Distance Telephone                                                    27,800             689,093
                                                                                                      -----------
                                                                                                        1,164,636
                                                                                                      -----------
 SINGAPORE - 9.5%
 City Developments Ltd.                                                               116,000             486,713
 Datacraft Asia Ltd.                                                                  306,000             697,680
 DBS Land Ltd.                                                                        135,000             230,006
 Development Bank of Singapore Ltd. (For. Reg.)                                        57,000             532,676
 Keppel Corp. Ltd.                                                                     76,250             241,404
 Natsteel Ltd.                                                                        361,000             585,219
 Overseas Chinese Banking Corp.                                                       180,480           1,003,942
 Parkway Holdings Ltd.                                                                104,000             263,140
 Singapore Telecommunications Ltd.                                                    810,000           1,287,349
 Singapore International Airlines Ltd.                                                178,000           1,335,283
 Singapore Press Holdings Ltd. (For. Reg.)                                             45,000             620,788
 United Industrial Corp. Ltd.                                                         309,000             143,401
 United Overseas Bank Ltd. (For. Reg.)                                                143,400             793,121
                                                                                                      -----------
                                                                                                        8,220,722
                                                                                                      -----------
 TAIWAN - 14.3%
 Acer, Inc. (a)                                                                       469,362             645,087
 Acer Peripherals, Inc.                                                               189,000             321,637
 Asia Cement Corp.                                                                    263,898             301,109
 Asustek Computer, Inc. (a)                                                            51,500             647,715
 Bank Sinopac (a)                                                                     436,356             318,250
 Cathay Life Insurance Co. Ltd.                                                       292,195           1,307,064
 Cathay Construction Co. Ltd.                                                         651,494             696,898
 China Steel Corp.                                                                    553,750             425,409
 China Development Corp. (a)                                                          209,506             594,223
 China Trust Co. Ltd. (a)                                                             304,750             420,822
 Compeq Manufacturing Co. Ltd. (a)                                                     36,000             173,874
 Formosa Chemical & Fibre                                                             431,595             398,718
 Formosa Plastic                                                                       31,144              49,669
 Hon Hai Precision Ind. Co. (a)                                                        58,800             249,686
 Hotung Investment Holdings Ltd. (a)                                                1,186,000             284,640
 Kindom Construction Co. Ltd. (a)                                                     144,000             190,911
 Nan Ya Plastics Corp.  (a)                                                           447,500             719,481
 Phoenixtec Power Company (a)                                                         293,150             608,156
 President Enterprises Corp. (a)                                                      417,840             480,821
 Siliconware Precision Industries (a)                                                 171,200             332,966
 Taiwan Semiconductor Manufacturing Co. Ltd. (a)                                      254,000             802,755
 Taiwan Secom Co. (a)                                                                 186,225             609,683
 United World Chinese Commercial Bank                                                 221,980             417,337
 Wan Hai Lines Ltd. (a)                                                               115,000             169,611
 Yageo Corp. (a)                                                                       80,000             168,558
 Yue Loong Motor Co.                                                                  452,550             712,931
 Yue Loong Motor Co. rights 11/15/97                                                   24,003                 856
 Yung Shin Pharmaceutical Industries Co. Ltd.                                         170,890             340,672
                                                                                                      -----------
                                                                                                       12,389,539
                                                                                                      -----------


See accompanying notes which are an integral part of the financial statements.

                                                                                     SHARES         VALUE (NOTE 1)
                                                                                     ------         --------------
 THAILAND - 3.1%
 Bangkok Bank Ltd. (For. Reg.)                                                        115,200            $393,126
 Bank of Ayudhya PCL (For. Reg.)                                                      138,100             108,561
 BEC World PCL (For. Reg.)                                                             23,600             120,804
 Bangkok Expressway PCL (For. Reg.) (a)                                               200,000             146,252
 Cogeneration PCL (For. Reg.)                                                          72,100              71,177
 Delta Electronics PCL (For Reg.)                                                      24,700             204,704
 Eastern Water Resources Development &
   Management PCL (For. Reg.)                                                         209,900             209,772
 Electricity Generating PCL (For. Reg.)                                               130,500             213,126
 Industrial Finance Corp. of Thailand (For. Reg.)                                     165,000             136,746
 PTT Exploration & Production (For. Reg.)                                              60,900             608,629
 Siam Cement PCL (For. Reg.)                                                           20,400             170,062
 Thai Farmers Bank PCL                                                                100,000             268,129
                                                                                                      -----------
                                                                                                        2,651,088
                                                                                                      -----------
 UNITED KINGDOM - 0.7%
 HSBC Holdings PLC                                                                     27,255             638,557
                                                                                                      -----------

 VIETNAM - 0.3%
 Vietnam Enterprise Investments Ltd. (a)(c)                                           250,000             245,000
                                                                                                      -----------

 TOTAL COMMON STOCKS
   (Cost $100,108,635)                                                                                 82,157,802
                                                                                                      -----------

 CASH EQUIVALENTS - 5.1%
   Taxable Central Cash Fund (b)
   (Cost $4,424,072)                                                                4,424,072           4,424,072
                                                                                                      -----------

 TOTAL INVESTMENT IN SECURITIES - 100%
   (Cost $104,532,707)                                                                                $86,581,874
                                                                                                      ===========




LEGEND                                                       INCOME TAX INFORMATION
------                                                       ----------------------

(a)  Non-income producing                                    At October 31, 1997, the aggregate cost of
                                                             investment securities for income tax purposes
(b)  At period end, the seven-day yield on the               was $104,998,154. Net unrealized depreciation
     Taxable Central Cash Fund was 5.64%. The                aggregated $18,416,280, of which $6,987,948
     yield refers to the income earned by investing          related to appreciated investment securities and
     in the fund over the seven-day period,                  $25,404,228 related to depreciated investment
     expressed as an annual percentage.                      securities.

(c)  Security exempt from registration under Rule            The fund hereby designates approximately
     144A of the Securities Act of 1933. These               $1,484,000 as a capital gain dividend for the
     securities may be resold in transactions exempt         purpose of the dividend paid deduction.
     from registration, normally to qualified
     institutional buyers. At the period end, the
     value of these securities amounted to $245,000
     or 0.3% of net assets.



See accompanying notes which are an integral part of the financial statements.

MARKET SECTOR DIVERSIFICATION
(UNAUDITED)

As a Percentage of Total Value of Investment in Securities

Aerospace & Defense....................    0.3%
Basic Industries.......................    4.4
Cash Equivalents.......................    5.1
Construction & Real Estate ............   12.9
Durables ..............................    3.0
Energy ................................    2.6
Finance ...............................   18.4
Health ................................    0.9
Holding Companies......................    4.0
Industrial Machinery &
  Equipment............................    5.4
Media & Leisure........................    3.3
Nondurables............................    4.3
Retail & Wholesale.....................    0.3
Services ..............................    0.9
Technology ............................    8.9
Transportation.........................    3.8
Utilities..............................   21.5
                                         -----
                                         100.0%
                                         =====

See accompanying notes which are an integral part of the financial statements.

                       The Depositary for the Offer is:

                       STATE STREET BANK AND TRUST COMPANY

                      Facsimile Copy Number: (781) 794-6333
                      Confirm by Telephone: (781) 794-6388
                  For Account Information Call: (800) 426-5523

    By First Class Mail:                    By Overnight Courier:                         By Hand:

State Street Bank and Trust              State Street Bank and Trust                 Security Transfer &
          Company                                  Company                        Reporting Services, Inc.
  Corporate Reorganization                Corporate Reorganization                 c/o Boston Equiserve LP
       P.O. Box 9061                         70 Campanelli Drive                  55 Broadway, Third Floor
   Boston, MA 02205-8686                     Braintree, MA 02184                     New York, NY 10006


Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005

                            Toll free: (800) 735-3107

                       or call collect at: (212) 269-5550




FIDELITY ADVISOR EMERGING ASIA FUND, INC.

February 23, 1998